Exhibit 10.16

November 19, 2018

Andrew Kahl

4222 Alta Vista Lane

Dallas, Texas 75229

Dear Andrew:

I am excited about the prospect of you joining SailPoint Technologies, Inc. (“SailPoint”).  Your skills and abilities will be a great addition to the team and I look forward to working with you.  This letter confirms the details of SailPoint’s offer of employment, subject to the approval of the Board of Directors, as the Chief Customer Officer with a proposed start date of January 7, 2019.

1.

Compensation.  Your annual base salary will be $300,000; paid semi-monthly (on the 15th and last day of each month) consistent with our standard payroll procedures, and reduced by payroll deductions and all required withholdings.

You will also be eligible for a bonus of 40% of your annual salary based on achievement of corporate goals as set forth by the SailPoint Board of Directors Compensation Committee.

2.	Equity Awards. Subject to approval by SailPoint’s Board of Directors, you will be granted
(i)

an award of restricted stock units (“RSUs”) with a value of $725,000, determined based on the 30 trading day average closing price of SailPoint Common Stock on the date the Board approves the grant of the RSUs.  The RSUs represent the right to receive shares of SailPoint Common Stock and will vest and be settled in four annual 25% installments beginning February 20, 2020.

(ii)

(ii) an option to purchase a number of shares of SailPoint Common Stock determined by dividing $725,000 by 30 trading day average closing price of SailPoint Common Stock on the date the Board approves the award, multiplied by two.  Your stock option will have an exercise price equal to the closing price of SailPoint Common Stock on the date the Board approves the award.  The stock options will vest 25% on the first anniversary of the date of grant and then 1/48th on each monthly anniversary of the date of grant thereafter.

All vesting of RSUs and options is contingent upon your continued employment with SailPoint.  The RSUs and options are subject to the terms and conditions of the SailPoint’s 2017 Long Term Incentive Plan and the award agreements evidencing such awards.

3.

Sign On Bonus.  You will also receive a one-time bonus for $40,000 to be paid within thirty (30) days following your start date. Should you resign or be terminated for cause within twelve (12) months of your start date, the company reserves the right to seek repayment of a pro-rata portion of your bonus.  Your signature below authorizes SailPoint to deduct reimbursement of this starting bonus from any monies owed to you upon your termination.

4.	Moving Expense Reimbursement. SailPoint agrees to reimburse you for up to $25,000 of your actual, documented "qualified" (per IRS rules) moving expenses ("Moving Expense Reimbursement").

Assuming that you have permanently relocated to Austin by June 1, 2019, you will be reimbursed for any such expenses reasonably incurred by you and submitted with reasonable documentation to SailPoint on or before August 31, 2019.  Should you resign or be terminated for cause within twelve (12) months of your relocation date, you will be required to reimburse SailPoint 100% of the Moving Expense Reimbursement paid to you. Your signature below authorizes SailPoint to deduct reimbursement of the moving expenses from any monies owed to you upon your termination.

5.

Executive Severance.  So long as you are currently serving in the capacity of the Chief Customer Officer (or other similarly senior executive position), you will be eligible for participation in the Executive Severance plan, subject to the approval of both the Chief Executive Officer and the Compensation Committee under the terms and conditions of the plan.

6.

Benefits.  You will be eligible to participate in a comprehensive package of employee benefits, which includes medical, dental, vision, group life insurance and a 401(k) plan.  Details of these and other benefit options will be provided to you at the New Hire Orientation session, scheduled for your first day.

7.

Work Authorization.  In compliance with Federal Immigration law, this offer of employment is contingent upon your ability to provide proof of eligibility and right to work in the United States.  This documentation must be provided within 3 business days of the effective date of your employment.

8.

Background Check. As a condition of accepting this offer of employment, you may be required to submit to a background screening. Unsatisfactory results from, refusal to cooperate with, or any attempt to affect the results of this check may result in termination of employment.

9.

Employment, Proprietary Information, and Invention Assignment Agreement.  As a condition of accepting this offer of employment, you will be required to complete, sign and return SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

10.

General.  This offer letter, the Employment, Confidential Information and Invention Assignment Agreement, when signed by you, set forth the terms of your employment with SailPoint.  This agreement can only be amended in writing, signed by you and an officer of SailPoint.

Your employment with SailPoint is at will and may be terminated by you or by SailPoint at any time and for any reason, with or without cause.  No statement on this letter, any SailPoint booklet, brochure, guideline, manual, policy or plan should be construed as creating an employment contract for any specific duration.

If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me, along with your completed and signed Employee, Proprietary Information, and Invention Assignment Agreement.

Should you have any questions regarding this offer or any other issue, please contact your recruiter or me at 512.346.2000.

Andrew, we look forward to welcoming you onto the SailPoint team.  We are committed to continuing to build a great company.  With your help, I am confident we will succeed.

Sincerely,

Mark McClain

CEO & Founder

AGREED AND ACCEPTED:

/s/ Andrew Kahl
Andrew Kahl

November 24, 2018
Date